Exhibit 10.14

AGREEMENT AND PLAN OF MERGER

BETWEEN

ELECTRIC CITY CORP.

ELECTRIC CITY GREAT LAKES ACQUISITION CORPORATION

AND

GREAT LAKES CONTROLED ENERGY CORPORATION

EUGENE BORUCKI

AND

DENIS ENBERG

June 7, 2001

AGREEMENT OF MERGER

             THIS AGREEMENT AND PLAN OF MERGER is dated as of June 7, 2001, and is between ELECTRIC CITY CORP., a Delaware corporation ("Buyer") and ELECTRIC CITY GREAT LAKES ACQUISITION CORPORATION, a Delaware corporation ("Acquisition"), on the one hand, and EUGENE BORUCKI and DENIS ENBERG (each a "Shareholder" and jointly, the "Shareholders") and GREAT LAKES CONTROLED ENERGY CORPORATION, an Illinois corporation (the "Company"), on the other hand.

             WHEREAS, the Shareholders own all of the outstanding capital stock of the Company (collectively, the "Shares");

             WHEREAS, Shareholders desire to sell to Buyer and Buyer desires to acquire from the Shareholders all of the issued and outstanding Shares in exchange for shares of common stock, par value $.0001 of Buyer (the "Common Stock");

             WHEREAS, in order to consummate the transactions contemplated herein, Acquisition has been formed and the Company will be merged with and into Acquisition (with Acquisition as the surviving corporation), upon and subject to the terms as further specified in this Agreement;

             NOW, THEREFORE, the parties agree as follows:

ARTICLE 1.

Merger

             1.1        Merger.  Upon due satisfaction of all the conditions precedent set forth herein, at the Effective Date (as defined below), Company shall be merged with and into Acquisition on the terms and conditions set forth in this Agreement and as permitted by and in accordance with the General Corporation Law of the State of Delaware (the "General Corporation Law") and the Illinois Business Corporation Act (the "IBCA").  Thereupon, the separate existence of the Company shall terminate and Acquisition, as the surviving corporation (the "Surviving Corporation"), shall continue to exist under and be governed by the General Corporation Law, with its Articles of Incorporation and its By-Laws as in effect at the Effective Date to remain unchanged, unless and until amended subsequent thereto and except that, pursuant to the Certificate of Merger (as defined below), the name of Acquisition shall be changed to "Great Lakes Controlled Energy Corporation".

             1.2        Filing of Certificate of Merger.  Upon the Closing (as defined below), the Company and Acquisition will cause the Certificate of Merger in substantially the form of Exhibit A attached hereto (the "Certificate of Merger") to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 252 of the General Corporation Law, and the Surviving Corporation shall thereafter cause a copy of the Certificate of Merger, certified by the Secretary of State of Delaware, to be recorded in the appropriate counties' Recorders' offices, all in accordance with Section 103 of the General Corporation Law, and in the offices of such other public officials within and without the State of Delaware as may be required by law, including the IBCA.

             1.3        Effective Date of Merger.  The Merger shall become effective immediately upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and if so required by the IBCA, the Secretary of State of the State of Illinois.  The date and time of such effectiveness is herein referred to as the "Effective Date".

             1.4        Directors.  From and after the Effective Date, the members of the Board of Directors of the Surviving Corporation holding office on the Effective Date shall continue in office until their respective successors have been duly elected and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and By-laws.

             1.5        Officers.  From and after the Effective Date, the officers of the Surviving Corporation shall initially consist of the individuals identified on Schedule 1.5 attached hereto until their respective successors have been duly elected and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's By-laws.

             1.6        Conversion of Shares.  At the Effective Date, the then issued shares of common stock of the Company outstanding shall, without any further action on the part of Acquisition, the Company or the respective holders of such shares, be converted into (i) Seventy-Five Thousand (75,000) shares of Common Stock, plus (ii) the number of shares of Common Stock of Buyer equal to $350,000 divided by the Value Per Share (collectively, the “Electric City Stock”).   For purposes of this Agreement, the Value Per Share (for purposes of determining the number of shares of Common Stock of Buyer referred to in (ii) of the foregoing sentence) of the Electric City Stock will be the average closing price of a share of Common Stock of Buyer during the one hundred and twenty (120) day period prior to the Closing as reported on the American Stock Exchange for such day.

             1.7        Legend.  The Electric City Stock shall each bear the following legend:

"The securities represented hereby have not been registered under the Securities Act of 1933, as amended, or under the securities laws of any state or other jurisdiction (together, the "Securities Laws") and may not be offered for sale, sold or otherwise transferred or encumbered in the absence of compliance with such Securities Laws and until the issuer thereof shall have received from counsel acceptable to it a written opinion reasonably satisfactory to it that the proposed disposition will not violate any applicable Securities Laws."

             1.8        Registration.  If Buyer proposes or is required to register the issuance or public resale of shares of common stock for cash under the Securities Laws (other than on Forms S-4 or S-8 or similar registration forms) or any applicable state securities law, it will give written notice to the Shareholders of Buyer’s intention to do so. Upon the written request of a Shareholder given within three (3) business days after receipt of the Buyer’s notice, the Buyer shall, at its expense, subject to any and all registration rights granted or that may be granted to others, on a pari passu basis with any common stock being included in such registration for other stockholders of Buyer, use its reasonable efforts to cause any Electric City Stock owned by such Shareholder (that are not then transferable pursuant to Rule 144 promulgated under the Securities Laws) and requested by such Shareholder to be registered under the Securities Laws to be so registered with such common stock; provided that if the shareholder elects to participate in an underwritten public offering pursuant to this Section and the managing underwriter determines that less than all of the shares to be registered should be offered for sale, the managing underwriter may exclude any or all shares of Electric City Stock which are proposed to be registered pursuant to the piggy-back rights granted herein.  On or prior to the Closing Date, each Shareholder shall enter into an Indemnity and Stockholder Agreement in the form attached hereto as Exhibit B and a Trading Agreement attached hereto as Exhibit C. It is expected Buyer may undertake a secondary offering of its shares of common stock and, in the event such secondary offering occurs and shares of common stock are offered for sale by holders of such shares, Shareholder will be permitted to participate in such secondary offering in proportion to other such sellers, but subject to the cutback provisions of this Section 1.8.

             1.9        Information for SEC Form SB-2.  The Shareholders represent and warrant that no information hereafter furnished by any of the Shareholders for use in any SEC Form SB2 or other Registration Statement will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading.

             1.10      Purchase Price. The purchase price to be paid by Buyer for the Shares shall consist of the Electric City Stock.

             1.11      The Closing.  The closing of the transactions provided for in this Agreement (the "Closing") shall take place on June 7, 2001, provided the conditions described in Articles 5 and 6 are satisfied, or at such other time and place as hereafter shall be mutually agreed upon by the parties (the "Closing Date").

             1.12      Publication.  Other than as may be required by law, the Shareholders, Buyer, Acquisition and the Company shall not issue any press release or other public or private announcement of the transaction contemplated by this Agreement until after this Agreement is consummated on the Closing Date.  Any such press release or other announcement issued on or after the Closing Date shall be mutually acceptable to all the parties hereto.

ARTICLE 2.

Certain Effects of Merger

             2.1        Effect of Merger. Upon and after the Effective Date, the separate existence of the Company shall cease and shall be merged into Acquisition, with Acquisition as the Surviving Corporation possessing all rights, privileges, immunities and franchises, public and private, of each of the constituent corporations; and all property, real, personal and mixed and all debts due on whatever account, including subscriptions to shares and all other choses in action, and all and every other interest of or belonging to or due to each of the constituent corporations shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the title to any real estate or any interest therein, vested in any of the constituent corporations shall not revert to or be in any way impaired by reason of the merger contemplated herein.  The Surviving Corporation shall, after the Effective Date, be responsible for all the liabilities and obligations of each of the constituent corporations and any claim existing or action or proceeding pending by or against any of such corporations may be prosecuted or defended by the Surviving Corporation as if such merger had not taken place.  Neither the rights of creditors nor any liens upon the property of any of the constituent corporations shall be impaired by the merger contemplated herein.

             2.2        Further Assurances.  If at any time after the Effective Date the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other things are necessary, desirable or proper:

(a)         to perfect, confirm, or record or otherwise vest, in Acquisition the title to any property or rights of the constituent corporations acquired or to be acquired by reason of, or as a result of the Merger; or

(b)        otherwise to carry out the purpose of this Agreement

then the Shareholders, Acquisition and the Company and its officers and directors shall and will execute and deliver all such deeds, assignments and assurances in law and do all other things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the constituent corporations and the Surviving Corporation are severally fully authorized in their respective names thereof or otherwise to take any and all such action.

ARTICLE 3.

Representations and warranties of Shareholders and the Company

             Each Shareholder and the Company, jointly and severally among all of them, represent and warrant to Buyer as follows:

             3.1        Organization.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois.  The Company has full corporate power and authority to carry on its business as it is now being conducted and will be conducted on the Closing Date, and to own, lease and operate its assets, business and properties.

             3.2        Corporate Action.  All corporate action and proceedings necessary to be taken by or on the part of the Company in connection with the transactions contemplated by this Agreement and necessary to make the same effective have been duly and validly taken, and this Agreement has been duly and validly authorized, executed and delivered by the Company and constitutes its valid and binding agreement, enforceable in accordance with and subject to its terms, except as limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and general equitable principles.

             3.3        Stock.  The Company has authorized capital stock consisting solely of 1,000 shares, no par value, of which 1,000 shares are issued and outstanding, all of which are owned beneficially and of record by Shareholders as follows: Eugene Borucki, 500 shares and Denis Enberg, 500 shares.  There are no shares held in the treasury of the Company.  The Company has no securities authorized, issued or outstanding which are convertible into or exercisable for capital stock.  The Shares constitute all of the outstanding shares of capital stock of the Company, have been duly authorized and validly issued, and are fully paid and non-assessable.  Each Shareholder is the lawful owner of record and beneficial owner of the Shares listed above and has full power and authority to enter into and perform this Agreement, and each Shareholder represents he owns such Shares free and clear of any security interests, pledges, mortgages, claims, liens, and encumbrances of any kind whatsoever.  On the date of this Agreement, the Shareholders will cause the Company to close its stock transfer books and the Company will not prior to the Closing record the transfer of any such Shares.

             3.4        Subsidiaries and Qualification.  The Company does not own or hold any interest in any partnership, proprietorship, corporation or other business entity.  The Company has delivered to Buyer certified and complete copies of (a) the Articles of Incorporation of the Company and all amendments thereto, and (b) the By-laws of the Company as currently in effect.  The Company is duly licensed or qualified to do business and is in good standing and authorized to do business in each state and jurisdiction in which such licensing or qualification is required.

             3.5        Financial Statements.  The Company has delivered to Buyer copies of the [audited] balance sheets, statements of income and statements of cash flow of the Company as of and for the fiscal years ended December 31, 2000, December 31, 1999 and December 31 1998 (collectively, the "Year Ended Statements"), together with balance sheets, statements of income and equity, and statements of cash flow of the Company as of and for the three-month period ended March 31, 2001 ("Interim Statements"). The Year End Statements as of and for the fiscal years ended  December 31, 2000, December 31, 1999 and December 31, 1998 are accompanied by an unqualified report of the Company's independent certified public accountants.  The Year End Statements and the Interim Statements are collectively referred to herein as the "Financial Statements".

             The Financial Statements (a) are correct and complete, contain no misstatements and do not omit any relevant information, (b) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and (c) accurately present the financial condition, results of operations, changes in equity and cash flow for the respective periods covered by the Financial Statements.

             December 31, 2000 is sometimes referred to herein as the "Balance Sheet Date" and the December 31, 2000 balance sheet of the Company is sometimes referred to herein as the "December 31, 2000 Balance Sheet".

             3.6        Affiliated Transactions.  Except as described in Schedule 3.6 attached hereto, as of the date hereof, neither a Shareholder nor any Affiliate of a Shareholder (as defined below) is indebted to, or is a creditor of, or a guarantor of any obligation of or a party to any contract, agreement, license, option, commitment or other arrangement, written or oral, express or implied, with the Company.  For purposes of this Agreement, an "Affiliate of a Shareholder" means any spouse or family member (including in-laws) of a Shareholder, or any corporation, partnership or other entity in which a Shareholder (or spouse or family member) has any equity or ownership interest exceeding twenty percent (20%) in the aggregate.

             3.7        Licenses.  The Company and all employees of the Company have obtained all permits, licenses and registrations necessary for the operation of the Company in the ordinary course of business and such permits, licenses and registrations are in full force and effect.  No material violation exists in respect of any such license, permit or registration.  No proceeding is pending or threatened to revoke or limit any such license, permit or registration.

             3.8        Product Liability.          No claims or demands have been made against the Company alleging injury to individuals or property as a result of the ownership, possession or use of any product manufactured or sold by the Company.  All products sold by the Company prior to the Closing Date and all work in process produced by the Company prior to the Closing Date are and will be of good quality, merchantable and in compliance with the requirements of the respective purchase agreements under which such goods are or will be sold.

             3.9        Assets.  The assets of the Company include (a) all assets and properties real and personal, tangible and intangible, of every kind and description used or held for use in connection with the business and operations of the Company as a going concern, including without limitation rights under contracts and leases, real and personal property, plant and equipment, inventories, intangibles, trademarks, copyrights and goodwill and (b) those assets listed on Schedule 3.9 attached hereto.  The assets described in (a) and (b) are sometimes referred to herein as the "Assets".  Except as disclosed in Schedule 3.9, all of the Assets, whether real or personal, owned or leased, are in good operating condition and repair (with the exception of normal wear and tear) and are free from defects other than such minor defects as do not interfere with the continued use thereof in conduct of normal operations or adversely affect the resale value thereof.  The Assets constitute all the assets, properties and rights which are required for the operation of the Company as it is presently operated and has previously been operated.

             3.10      Title.

                          3.10.1   Schedule 3.10.1 attached hereto contains descriptions of all of the real property included in the Assets (including improvements thereon).  Except as set forth on Schedule 3.10.1, the Company has good and marketable fee title to said real property and improvements, free and clear of all mortgages, security interests, liens, charges or encumbrances of any nature whatsoever, other than Permitted Liens (defined below).

                           3.10.2   Schedule 3.10.2 attached hereto describes all real property leases or subleases included in the Assets.  Said leases and subleases are valid, binding and enforceable in accordance with their terms, and (i) neither the Company nor, any other landlord is in default thereunder, (ii) there are no offsets or defenses by either the Company or any other landlord or tenant against a tenant or landlord, respectively, and (iii) the transactions contemplated by this Agreement will not affect or impair the terms, validity or enforceability of any of such leases or subleases, or require the consent of any party thereto which shall not have been obtained prior to the Closing Date.

                           3.10.3   The Company owns or leases all the furniture, equipment, tangible personal property and leasehold improvements (the foregoing items being listed on Schedule 3.10.3) located in the structures referred to in Schedules 3.10.1 and 3.10.2 or otherwise included in the Assets.  All the Assets (other than assets or property sold or otherwise disposed of after December 31, 2000 as permitted by this Agreement) are either (i) owned free and clear of all security interests, mortgages, pledges, liens, conditional sales agreements, leases, encumbrances or charges of any nature whatsoever except as set forth on Schedule 3.10.3 and except for Permitted Liens, or (ii) subject to valid, binding and enforceable leases which are listed on Schedule 3.10.3 as to which neither party thereto is in default, there are no defenses or offsets by either party thereto against the other, and the transactions contemplated by this Agreement will not affect or impair the terms, validity or enforceability thereof or require the consent of any party thereto.

                           3.10.4   All of the aforesaid real estate, improvements, appurtenances and leasehold improvements are in compliance with all applicable ordinances and regulations and building, zoning and other laws.  The buildings, machinery and equipment of the Company are in good and serviceable condition are fit for the purposes for which they are currently being and are intended to be used.

                           3.10.5   As used herein, the term "Permitted Liens" means liens for taxes not yet due and payable and such imperfections of title which will not affect the marketability or the full use and enjoyment of the affected asset for its intended purposes.  Any such Permitted Liens are listed on Schedule 3.10.5.

             3.11      Contracts.  Except for the contracts listed onSchedule 3.11 attached hereto (true and complete copies of each such contract having previously been furnished by Shareholders to Buyer), the Company is not a party to any contract having a term in extending beyond, or which will not be fully performed within, 30 days after the Closing Date, or which involves goods, services or obligations requiring a payment in excess of $2,500.00, nor do all such contracts, together, involve goods, services or obligations requiring an aggregate payment of more than $7,500.00.

             The Company has performed all obligations required to be performed, and is not in default, under any contract to which it is a party or by which it or its property is bound.  As of the Closing Date the Company shall have performed all obligations and shall not be in default under any such contract and under any contract entered into between the date of this Agreement and the Closing Date.

             As used in this Agreement, "contract" means any contract, lease, agreement, arrangement, commitment or understanding, written or oral, expressed or implied.

             3.12      Litigation and Compliance with Law.  Except as set forth on Schedule3.12 attached hereto, there are no actions, suits or proceedings pending or threatened relating to the Company or the Shareholders.  The Company is in compliance with all applicable laws, statutes, regulations, orders, writs, injunctions and decrees of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and any applicable arbitration decisions, relating to the Company.  There is no basis for any claim for compensation or damage or other relief from any violation of the foregoing except as set forth on Schedule 3.12.  All such notices regarding alleged non-compliance and orders, writs, injunctions, decrees and arbitration decisions are listed on Schedule 3.12 and copies of such notices, orders, writs, injunctions, decrees and arbitration decisions have been delivered to Buyer.

             3.13      No Defaults.  Neither the execution and delivery by Shareholders and the Company of this Agreement nor the consummation by Shareholders and the Company of the transactions contemplated hereby is an event which, of itself or with the giving of notice or the passage of time or both, constitutes a violation of or will conflict with or result in breach of or any default under the terms, conditions or provisions of any judgment, law or regulation to which Shareholders or the Company are subject, or of the Company's Articles of Incorporation or By-Laws, or of any agreement or instrument to which the Company or the Shareholders are a party or by which any are bound, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever on any of the Assets or on the Shares or result in the acceleration of the due date of any obligation of the Company or any Shareholder or have a material adverse effect on the business of the Company, except as disclosed in Schedule 3.13 attached hereto.

             3.14      Changes.  Except as shown on Schedule 3.14attached hereto, since the Balance Sheet Date, the Company has not:

                           (a)         mortgaged, pledged or subjected to lien or any other encumbrance, any of the Assets;

                            (b)       sold or transferred any of the Assets without replacement thereof with an asset of equivalent kind, condition and value;

                           (c)         increased the compensation or benefits payable or to become payable to the Company's directors, officers, employees or agents;

                           (d)        suffered any damage, destruction or loss (whether or not covered by insurance) or the acquisition or taking of property by any governmental authority;

                           (e)         experienced any strike, slow-down, picketing, lock-out or other work stoppage;

                           (f)         issued, sold, purchased or redeemed, or agreed to issue, sell, purchase or redeem, any of the Company's capital stock or security convertible into the Company's capital stock or any other stock, bond, right, option or other security of the Company, or entered into any transaction other than in the ordinary course of business;

                           (g)        borrowed any money;

                           (h)        modified any contract, nor has there been any acceleration, termination, cancellation or adverse modification to any contract by which the Company is bound;

                           (i)          paid or declared any dividend, or made any other payment or distribution with respect to any of the Shares; or

                           (j)          entered in any transaction, other than contemplated by this Agreement, not in the ordinary course of business consistent with past practices.

             3.15      Environmental Warranties.

                           3.15.1   The Company has provided Buyer prior to the date hereof: (i) all environmental audits, assessments or occupational health studies and all analyses of any groundwater, soil, air or asbestos samples taken from any facility owned or occupied by the Company undertaken by, or at the direction of the Company or any of its employees or counsel or, any governmental agency (collectively, the "Environmental Audits"); (ii) all written communications between the Company and any environmental agencies regarding property owned or used by the Company; and (iii) all Occupational Safety and Health Administration claims made against the Company.

                           3.15.2   All action, work and other steps recommended to be taken pursuant to the Environmental Audits, if any, have been taken.  The Company has provided Buyer with copies of all certificates and other documents necessary to verify that all such action, work and steps recommended to be taken under the Environmental Audits have been taken.

                           3.15.3   No Hazardous Materials (as hereinafter defined), friable asbestos or friable asbestos containing materials ("ACMs") are, or have been located in or about any real property owned or leased by the Company, into the environment, or discharged, treated, managed, recycled, placed or disposed of by the Company or any anyone else, at, on or under any real property owned or leased by the Company, and no Hazardous Materials or ACMs formerly located on the real property owned or leased by the Company have been disposed of at any off-site waste disposal.

                           3.15.4   No portion of any real properties owned or leased at any time by the Company is being used, has been used, for the disposal, storage, recycling, treatment, processing or other handling of Hazardous Materials.

                           3.15.5   No above ground or underground storage tanks are located on or under any real properties currently or previously owned or leased by the Company.

                           3.15.6   The Company has not disposed of any substance (other than human sewage) into any plumbing or septic tank.

                           3.15.7   The Company is operating in compliance with all applicable Environmental Laws (as hereinafter defined).

                           3.15.8   No investigation, administrative order or notice, consent, order and agreement, litigation, settlement or environmental claim or lien with respect to Hazardous Materials or ACMs is proposed, threatened or in existence with respect to any real properties now or previously owned or leased by the Company or with respect to any off-site waste disposal to which waste relating to the operations of the Company has been taken.

                           3.15.9   The Company has not received any summons, citation or written notice from any person, entity or governmental agency whatsoever concerning any violation or alleged violation of Environmental Laws or the storage, dumping or discharge of any Hazardous Materials or ACMs arising out of or with respect to any real properties now or previously owned or leased by the Company.

                           3.15.10 The term "Environmental Laws" shall mean the Federal Clean Air Act, Federal Water Pollution Control Act, Resource Conservation and Recovery Act, Solid Waste Disposal Act, Toxic Substance Control Act and Comprehensive Environmental Response, Compensation and Liability Act, and any other Federal, state or local laws, regulations or other requirements regulating or otherwise concerning Hazardous Materials or the environment.  The term "Hazardous Material(s)" shall mean any hazardous, toxic or dangerous substance, pollutant, contaminant, waste or other material regulated under Environmental Laws; ACMs; oil and petroleum products and natural gas, natural gas liquids, liquified natural gas, and synthetic gas usable for fuel; chemicals subject to the OSHA Hazard Communication Standard; and industrial process and pollution control wastes whether or not hazardous within the meaning of the Federal Resource Conversation and Recovery Act.

             3.16      Brokers.  Shareholders and the Company represent that there is no broker or finder or similar person who would have any valid claim against the Company or any party to this Agreement for a fee, commission or brokerage in connection with this Agreement or the transactions contemplated hereby as a result of any agreement, understanding or action by Shareholders or the Company.

             3.17      Employee Relations.  Except as shown on Schedule 3.17 attached hereto, there are no labor disputes, grievances, notices or other proceedings pending or threatened, nor does a basis exist for any such dispute or grievance between the Company on the one hand, and any employee of the Company, on the other hand, and there are no collective bargaining units representing any of the employees of the Company.

             3.18      Employees; Directors; Officers.  Schedule 3.18 attached hereto, lists all employees of the Company and their respective salaries and benefits.  Schedule 3.18 also lists all directors and officers of the Company.

             3.19      Banks, Powers of Attorney.  Schedule 3.19 attached hereto, is a correct and complete list setting forth the name of each bank in which the Company has an account or safe deposit box, the name of each person authorized to draw thereon or to have access thereto, and the name of each person holding a power of attorney from the Company.

             3.20      Insurance.  Schedule 3.20 attached hereto, is a list and brief description of all policies of insurance (showing the name of carrier and type of insurance) held by or on behalf of the Company.  The Company has adequate and customary professional liability and errors and omissions insurance under valid and enforceable policies issued by insurers of recognized responsibility.   Furthermore, its buildings, plants, properties and operations, including but not limited to machinery, equipment and inventories, adequately insured against loss or damage by fire and all other hazards and risks of the character usually insured against by persons operating similar properties in the localities where such properties are located (including personal liability and business interruption insurance insuring all contracts whether or not the Company has begun work pursuant to such contracts) under valid and enforceable policies issued by insurers of recognized responsibility.  Such insurance coverage will be continued in full force and effect through the Closing Date.  The Company has not been refused any insurance by an insurance carrier to which it has applied for insurance during the past three years.  The Company is in compliance with all applicable requirements of its insurance carriers.

             3.21      Indebtedness.  Schedule 3.21 attached hereto, is a correct and complete list of all instruments, agreements or arrangements pursuant to which the Company has borrowed any money, incurred any indebtedness or established any line of credit or letter of credit which represents a liability or potential liability of the Company.  True and complete copies of all such written instruments, agreements or arrangements have previously been delivered to Buyer.

             3.22      Options, etc.  There is no outstanding right, subscription, warrant, call, preemptive right, option or other agreement of any kind to purchase or otherwise to receive from the Company any shares of the capital stock or any other security of the Company and there is not outstanding security of any kind convertible into such capital stock.

             3.23      Patents, Trademarks, etc.  Schedule 3.23 attached hereto, sets forth a correct and complete list of all copyrights, patents, trademarks, trade names, service marks, processes, inventions, and formulae applied for, issued to or owned by the Company, its employees, Shareholders or directors, or under which the Company, its employees or Shareholders are licensed or franchised or which the Company, its employees or Shareholders license to others, all of which are valid, in good standing and uncontested and all of which are included in the Assets.  The Company possesses all copyrights, patents, inventions, formulae, processes (secret or otherwise), trademarks, trade names and service marks necessary to conduct the Company's business as presently conducted.  The Company has not received any notice with respect to any alleged infringement or unlawful use of any copyright, patent, trademark, trade name, service mark, process, invention or formula or other intangible property right owned by others.  No shareholder, director, officer or employee of the Company has any interest in any such copyright, patent, trade name, trademark, service mark, process, invention or formula.  The Company, its employees and Shareholders have not granted any outstanding licenses or other rights to any copyright, patent, invention, formula, process, trademark, trade name or service mark listed on Schedule 3.23.

             3.24      Accounts Payable.  Except as set forth on Schedule 3.24 attached hereto and for liabilities contested in the normal course of business, the Company was current on all accounts payable reflected on the March 31, 2001 Balance Sheet and will be current on all accounts payable included on the Closing Date.  For purposes of this Section, "current" shall mean that no such payable has been or will have been outstanding after the due date of the invoice.

             3.25      Accounts Receivable.  The accounts receivable and unbilled work in process of the Company as of the date hereof are listed on Schedule 3.25 hereto, and as reflected on the most recent balance sheet delivered to Buyer, are actual and bona fide accounts receivable and unbilled work in process which arose in the ordinary and usual course of the business, represent valid obligations due to the Company, are collectible in the aggregate recorded amounts thereof on the books of the Company without resort to litigation, are not subject to defenses or set-off claims and will be fully collected in the ordinary course within 30 days after closing.

             3.26      Inventory.  The Company has no inventory.

             3.27      Liabilities.  All liabilities, absolute or contingent, of the Company incurred subsequent to the Balance Sheet Date have been or will have been incurred only in the ordinary course of business, and the Shareholders will give prompt written notice to Buyer of any single such liability incurred subsequent to the date of this Agreement in excess of $2,500 or of any liabilities which in the aggregate are in excess of $7,500.

             3.28      Taxes.  All federal, state, county, local and foreign tax returns, reports and declarations of estimated tax or estimated tax deposit forms required to be filed by the Company have been duly filed.  The Company has paid all taxes which have become due and has paid all installments of estimated taxes due.  All taxes and other assessments and levies which the Company is required by law to withhold or to collect have been duly withheld and collected, and have been paid over to the proper governmental authorities or are held by the Company in separate bank accounts for such payment.  The Company has adequate reserves on the Balance Sheet for the payment of all taxes of any kind, whether disputed or not, and whether accrued, due, absolute, contingent or otherwise, which were or which may be payable by the Company for any periods or fiscal years prior to and including the Closing Date, including all taxes imposed before or after the Closing Date which are attributable to any such period or fiscal year.  Except as disclosed on Schedule 3.28 attached hereto, where such returns and reports have not been audited and either approved or settled, there has not been any waiver or extension of any applicable statute of limitations, and the Company has not received any notice of deficiency or adjustment, and complete copies of such returns or reports have been furnished to Buyer.  Any disputes or contests by the Company regarding taxes will not have a material adverse effect on the Company, and the Shareholders shall indemnify and hold Buyer harmless from any loss, cost or expense, including without limitation, any penalties or fines, incurred by the Surviving Corporation on account of any such dispute or contest.

             3.29      Employee Plans.  The Company has no pension plans or employee welfare benefit plans (as such terms are defined in the Employment Retirement Income Security Act of 1974, as amended).

             3.30      No Offers of Employment.  Prior to the Closing Date and for two years after the Closing Date, or for two years after the termination of this Agreement, as the case may be, neither the Shareholders nor the Company will offer employment or employ any person employed by the Buyer, except as may be otherwise agreed in writing in advance by the Buyer.

             3.31      No Solicitation of Business; Use of Information.  If for any reason the transactions contemplated in this Agreement are not consummated, Shareholders and the Company agree that for a period of two (2) years after this Agreement is terminated, neither the Shareholders nor the Company shall (i) solicit business from any customer of the Buyer, or (ii) use any information obtained during the negotiation or attempted consummation of the transactions contemplated herein for any purpose.

             3.32      Profitable Contracts.  All contracts entered into by the Company for the furnishing of goods or services provide for payment in such amounts as are consistent with past practice.  Furthermore, the cost of completion for each item of work in progress shall be less than the unpaid balance for such item of work in progress.

             3.33      Quality of Sold Products.  All products and services sold by the Company prior to the Closing Date and all work in process produced by the Company prior to the Closing Date are and will be of good quality, merchantable and in compliance with the requirements of the respective purchase agreements under which such goods and services are or will be sold.

             3.34      Notice of Refusal to Patronize or Supply.  Neither Shareholders nor the Company are aware or have knowledge that any of the Company’s customers or suppliers will refuse after the Closing Date to patronize or supply, or do not intend to patronize or supply, Acquisition or any affiliate of Buyer.

             3.35      Miscellaneous.  No representation or warranty made by Shareholders or the Company in this Agreement, and no statement made in any certificate, document, exhibit or schedule expressly required to be furnished hereunder, contains or will contain any untrue statement of a fact or omits or will omit to state any fact necessary to make such representation or warranty or statement, in light of the circumstances under which such representation, warranty or statement was made, not misleading to a prospective purchaser of all of the stock of the Company.

ARTICLE 4.

Covenants of Shareholders and the Company Pending the Closing Date

             Shareholders and the Company covenant and agree that from the date hereof through and including the Closing Date:

             4.1        Shareholder Approval.  Each Shareholder hereby agrees to vote in favor of the transactions contemplated by this Agreement and will not exercise any rights under Section 262 of the General Corporation Law or Article 11 of the IBCA.

             4.2        Full Access and Financials.

                           4.2.1     Through the Closing Date, Buyer and its authorized representatives will have full access during normal business hours to all (i) properties, books, records, contracts and documents of the Company or relating to the Company's current and former employees, customers and suppliers and shall be able to make copies of the same and (ii) shall be allowed to inspect and cause tests to be made of the Assets and facilities of the Company.  Buyer shall also be permitted to make inquiries of the Company's suppliers, customers, representatives, accountants, legal representatives, financing sources and others familiar with the Company and the Company's business for purposes of deriving information concerning the Company's business.  Shareholders and the Company will make available to Buyer and such authorized representatives all information with respect to the affairs and business of the Company as Buyer may reasonably request.  Nothing contained in this Section, nor the exercise by Buyer of its rights hereunder, will relieve Shareholders or the Company from or limit any liability which may arise out of any breach of any representation, warranty, covenant or agreement contained in this Agreement.  In the event Buyer is not satisfied with the results of its inspection and due diligence pursuant to this Section, Buyer may terminate this Agreement without any liability whatsoever to Shareholders or the Company and shall be relieved of its obligations hereunder.

                           4.2.2     Shareholders will, within 5 days after completion thereof, provide Buyer with copies of internally prepared balance sheets and operating statements related to the Company for each monthly accounting period between the date of this Agreement and the Closing Date.

             4.3        Conduct of Business.  The Company will carry on its business only in the ordinary course and in the same manner as such business has been carried on heretofore, and will (i) use its best efforts to do all things necessary to preserve the assets and properties of the Company, (ii) maintain and keep the tangible property included in the Assets in good repair, working order and condition, and from time to time make all needful and proper repairs, renewals and replacements and (iii) perform on a timely basis all lawful obligations to be performed by either of them pursuant to the terms of each agreement, contract, undertaking or commitment by which either of them is bound.

             4.4        Other Action.  Without the prior written consent of Buyer, neither Shareholders, nor the Company will:

                           4.4.1     Issue, sell, purchase or redeem, or grant options to purchase or otherwise agree to sell, purchase or redeem, any shares of capital stock or any other securities of the Company;

                           4.4.2     Amend the Company's Articles of Incorporation or by-laws;

                           4.4.3     Enter into any new line or type of business;

                           4.4.4     Pay any obligation or liability, except to pay, when due, obligations or liabilities reflected in the March 31, 2001 Balance Sheets or incurred since March 31, 2001 in the ordinary course of business;

                           4.4.5     Enter into or modify any contract or lease;

                           4.4.6     Pay any bonus to or increase the compensation payable to or any other benefits of any employee of the Company, except as required by collective bargaining agreements previously disclosed to Buyer;

                           4.4.7     Distribute any dividend to any Shareholder;

                           4.4.8     Enter into any contract or commitment, incur any liability, absolute or contingent, waive any right or enter into any other transaction, not (i) in the ordinary course of business and of the scope and magnitude heretofore entered into, or (ii) in amount greater than $5,000;

                           4.4.9     Sell (except for sales from inventory in the ordinary course of business), transfer, mortgage, pledge or subject any of the Assets to any lien or encumbrance; or

                           4.4.10   Take any action after the date hereof, the reasonably foreseeable result of which would be to cause any representation or warranty contained in this Agreement to be or become inaccurate.

             4.5        Organization, Good Will.  The Company and Shareholders will preserve the Company's business organizations intact, will retain their present employees, and will use their best efforts to preserve the good will of their suppliers, customers and others having business relations with them.

             4.6        Consents to Leases, Contracts.  With respect to all leases, licenses and other contracts and instruments which require the consent of another party by reason of the transactions provided for herein or related hereto, at no cost to Buyer, Shareholders and the Company will use their best efforts to obtain or cause to be obtained such consent, without thereby affecting or impairing the terms or the validity or enforceability thereof.  Schedule 4.6 sets forth all leases, licenses and other contracts and instruments which require the consent of another party by reason of the transactions provided for herein or related hereto.

             4.7        Representations and Warranties.  The Company and the Shareholders shall give detailed written notice to Buyer promptly upon the occurrence of or becoming aware of: (a) the impending or threatened occurrence of any event which would cause or constitute a breach or would have caused a breach had such event occurred or been known to Shareholders prior to the date hereof, of any of the Shareholders' or the Company's representations or warranties contained in this Agreement to be untrue or be contravened, (b) any adverse development in the condition (financial or otherwise) or operations of the Company or (c) the failure of any condition precedent to the transactions contemplated herein.

             4.8        Corporate Action.  Shareholders and the Company will take all necessary corporate and other action required to carry out the transactions contemplated by this Agreement.

             4.9        Updated Schedules.  On the Closing Date, Shareholders and the Company will furnish Buyer with revised schedules as may be necessary to make accurate and current as of the Closing Date each of the Schedules referred to in this Agreement; provided, however, that if such revisions have an adverse effect on the Company or the Surviving Corporation, either individually or in the aggregate, then the parties hereto shall agree upon an appropriate reduction in the amount of Electric City Stock to be delivered to the Shareholders hereunder, or Buyer shall have the right, on written notice to Shareholders, to terminate this Agreement without liability or obligation of Buyer or Acquisition therefor, as elected by Buyer.

ARTICLE 5.

Conditions to the Obligations of Shareholders

             The obligations of Shareholders under this Agreement are, at their option, subject to the fulfillment of the following conditions prior to or at the Closing Date:

             5.1        Representations, Warranties, Covenants.

                           5.1.1     Buyer shall have performed and complied with each and every covenant and agreement required by this Agreement to be performed or complied with by it prior to or at the Closing Date, other than the delivery by Buyer of the Electric City Stock; and

                           5.1.2     Buyer shall have delivered to Shareholders a certificate of an officer of Buyer, dated the Closing Date, certifying to the fulfillment of the conditions set forth inSection 5.1.1.

             5.2        Employment and Option Agreements.  Buyer and Shareholders shall have entered into an employment and option agreement in substantially the same forms as Exhibits D-1 and D-2 attached hereto

             5.3        Opinion of Counsel.  Shareholder shall have received an opinion of Schwartz, Cooper, Greenberger & Krauss, Chtd., counsel to Buyer, dated the Closing Date, in the form attached to this Agreement as Exhibit E.

ARTICLE 6.

Conditions to the Obligations of Buyer

             The obligations of Buyer under this Agreement are, at its option, subject to the fulfillment of the following conditions prior to or at the Closing Date:

             6.1        Representations, Warranties, Covenants.

                           6.1.1     Each of the representations and warranties of Shareholders and the Company set forth in this Agreement or in any certificate, document, exhibit or schedule expressly required to be furnished by it hereunder shall have been true and accurate in all material respects as of the date when made and, shall be deemed to be made again on and as of the Closing Date and shall then be true and accurate in all material respects;

                           6.1.2     Shareholders and the Company shall have performed and complied with each and every covenant and agreement required by this Agreement to be performed or complied with by them prior to or at the Closing Date;

                           6.1.3     Shareholders shall have delivered to Buyer certificates of the Chief Executive Officer and the Chief Financial Officer of the Company, dated the Closing Date, certifying to the fulfillment of the conditions set forth in Sections 6.1.1 and 6.1.2;

             6.2        Real Estate.  Acquisition shall enter into a lease for the real estate commonly known as 630 Bonnie Lane, Elk Grove Village, Illinois (the "Real Estate") which is improved with a one-story brick building containing approximately 10,000 square feet that is currently used by the Company in its business.  The terms of such lease shall be satisfactory to Buyer and shall provide, among other things: (i) the gross rent for the Real Estate shall be a monthly rate of $10,000, (ii) the term of the lease shall be three (3) years from the Closing Date, and (iii) Buyer or Acquisition shall have an option to acquire fee title to the Real Estate free of all liens, claims and rights of others, for a gross price of $600,000 less the aggregate rent paid between the Closing Date and the date of closing of such option, and otherwise will be on terms and conditions acceptable to Buyer.

             6.3        Proceedings.  No action or proceeding not disclosed on Schedule 3.12 shall have been instituted and be pending or be threatened against Shareholders or the Company which reasonably could be expected to have an adverse effect on the business of the Company following the Closing Date.

             6.4        Employment.  Prior to the Closing, Buyer shall have made arrangements satisfactory to it for employment of those employees of the Company whom the Buyer desires to employ.  Buyer and Shareholders shall have entered into an employment and option agreement in substantially the same forms as Exhibits D-1 and D-2 attached hereto.

             6.5        Non-competition Agreements.  Each of the individuals listed on Schedule 6.5 attached hereto will at Closing enter into an Innovations and Proprietary Rights Assignment Agreement in the form of Exhibit F attached hereto.

             6.6        Proceedings.  There shall be no litigation pending or threatened (nor shall any basis exist for any such litigation) against or involving the Company or its business, assets or facilities, or against or involving any Shareholder, which has, or if decided adversely to the Company or Shareholders would be likely to have, an adverse effect, either individually or in the aggregate, on the financial condition, business, assets, facilities, properties or prospects of the Company's business, or upon the ability of Shareholders to conclude the transactions contemplated in this Agreement.

             6.7        Indebtedness.  On the Closing Date, there shall be no indebtedness owing by the Company to any of its employees, including the Shareholders.

             6.8        Directors' Approval.  The transactions contemplated by this Agreement shall have been approved by the Buyer's Board of Directors.

             6.9        Contractors' License.  On the Closing Date, without additional consideration, Shareholders and the Company will cause to be assigned to Buyer or Acquisition, as specified by Buyer, the contractor's license issued by the City of Chicago to C Electric (an entity owned by one of the Shareholders) and vest the benefits of such license in Acquisition or Buyer, as specified by Buyer.  Shareholders and the Company will cooperate with Buyer, as reasonably requested by Buyer, to effect such assignment and vest such benefits.

             6.10      Consents to Leases, Contracts.    Acquisition shall have obtained consents to the transfer of the leases, licenses, contracts and instruments set forth on Schedule 4.6 or such other arrangements shall have been made so that Acquisition shall obtain the benefits of such leases, licenses, contracts and instruments.

             6.11      Aggregate Liability.   The aggregate liability of the Company for indebtedness and borrowed money (including working capital loans) will not exceed $__________.

             6.12      Opinion of Counsel.  Buyer shall have received an opinion of Jess Forrest, attorney for Shareholders and the Company, dated the Closing Date, in the form attached to this Agreement asExhibit G.

ARTICLE 7.

Termination

             7.1        Termination.  This Agreement may be terminated at any time prior to the Closing Date by delivering notice to the respective parties of such termination, but only upon the happening of the following:

                           (a)         by unanimous consent of the Shareholders, the Company, Buyer and Acquisition;

                           (b)        by Buyer and Acquisition if any condition in Article 6 is not satisfied prior to or on the Closing Date;

                           (c)         by Buyer and Acquisition if the revised schedules, if any, delivered pursuant to Section 4.9 contain a revision which may have an adverse effect on the Company or the Surviving Corporation;

                           (d)        by Buyer and Acquisition if (i) the Closing has not taken place by August 31, 2001 and (ii) Buyer and Acquisition have not defaulted on any of their respective obligations hereunder;

                           (e)         by the Company if (i) the Closing has not taken place by August 31, 2001 and (ii) the Company and the Shareholders have not defaulted on any of their respective obligations hereunder; and;

                           (f)         by the Company if any condition in Article 5 is not satisfied.

             7.2        Effect of Termination.  If this Agreement is terminated pursuant to Section 7.1, no party hereto shall have any liability or further obligation to any other party to this Agreement except that any termination shall be without prejudice to the rights of any party hereto arising out of a breach by the other party of any covenant, agreement, representation or warranty contained in this Agreement.

ARTICLE 8.

Buyer’s Covenants

             8.1        Payment of Account Receivables.   Buyer, Shareholders and the Company acknowledge that an amount of receivables (not to exceed $90,000.00) owed by Buyer to the Company (the “Buyer Receivables”) will be assigned to the Shareholders after the date hereof.  Buyer shall pay directly to the Shareholders the Buyer Receivables as follows:

             8.1.1     Payment of one-third (1/3) of the Buyer Receivables shall be made from proceeds of the first drawing made after the date of this Agreement made by Buyer under that certain Convertible Senior Subordinated Promissory Note and Warrant Purchase Agreement (the “Note Purchase Agreement”) dated April 18, 2001 between Buyer and Newcourt Capital USA, Inc. (“Newcourt”), such payment to be made promptly upon the Buyer’s receipt of such proceeds;

             8.1.2     Payment of one-third (1/3) of the Buyer Receivables shall be made from proceeds of the first sale made for aggregate cash proceeds equal to or exceeding $6,000,000 by Buyer of shares of the Company’s Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred”), such payment to be made promptly upon the Buyer’s receipt of such proceeds (such transaction is referred to as the “Series A Preferred Transaction”);

             8.1.3     Payment of the final one-third (1/3/) of the Buyer Receivables shall be made thirty (30) days after the date upon which the second payment of the Buyer Receivables becomes payable hereunder.

             8.1.4     Sellers acknowledge that (i) the Buyer’s Convertible Senior Subordinated Promissory Notes issued under the Note Purchase Agreement are and will be convertible into shares of the Series A Preferred and agree that conversion of any such Notes into shares of Series A Preferred shall not be deemed to be an issuance of Series A Preferred hereunder and any amounts payable by Buyer under any such Notes which are converted into Series A Preferred shall not be included for purposes of determining the cash proceeds received by Buyer in respect of any issuances of Series A Preferred and (ii) all payments made by Buyer against receivables owed to the Company shall be applied to the Buyer Receivables until such Buyer Receivables have been paid in full.

             8.1.5     The Company and Shareholders agree that until such time as the Buyer Receivables are paid in full or this Agreement is terminated in accordance with its terms, Buyer shall not be required to make any payments against any other receivables owing to the Company.

ARTICLE 9.

Indemnification

             9.1        Survival.  The several representations, warranties, covenants and agreements of the parties made pursuant to this Agreement shall be deemed to be remade on and as of the Closing Date and shall survive the Closing Date.

             9.2        Indemnification of Buyer.  Each Shareholder and the Company jointly and severally shall indemnify and hold Buyer, its officers, directors, shareholders, employees, attorneys, accountants and agents (each, an "Indemnified Party") harmless from and against any and all damages, claims, losses, expenses, costs, obligations, and liabilities including, without limiting the generality of the foregoing, liabilities for reasonable attorneys' fees (collectively, "Loss and Expense"), incurred or suffered by an Indemnified Party arising out of, relating to or resulting from any of the following: (a) any breach of or any inaccuracy in any representation or warranty made by the Shareholders or the Company pursuant to this Agreement; (b) any breach of or failure by Shareholders or the Company to perform any covenant or obligation of the Shareholders or the Company set forth in or contemplated by this Agreement; (c) any warranty or other claim pertaining to products produced or service performed by the Company (including predecessor companies) on or before the Closing Date; (d) the use, operation or ownership of any of the assets of the Company or the business or operation of the business of the Company on or prior to the Closing Date; (e) any violation or breach of any laws, statutes and regulations; (f) any litigation, pending suit, claim, proceeding or cause of action, including, without limitation, those lawsuits listed on Schedule 3.12, and including, without limitation, any claim, cause of action, lawsuit or proceeding related thereto or arising therefrom or from the same circumstances or set of facts as those underlying lawsuits listed on Schedule 3.12, whether now or existing or hereafter brought, (g) any claims by or liabilities with respect to any employee of the Company regarding his or her employment or termination of employment by the Company on or prior to the Closing Date, (h) accounts receivable which were not collected by the Company or purchased from the Surviving Corporation by the Shareholders pursuant to Section 3.25 and entered into in the ordinary course of business; and (i) any taxes, fines, penalties or other costs or expenses which are required to be paid as per the Illinois Department of Revenue or Illinois Department of Employment Security in connection with bulk sales filings.

             9.3        Notice of Claims; Procedure for Indemnification.

                           9.3.1     If an Indemnified Party believes that it has suffered or incurred any Loss and Expense, such Indemnified Party shall notify the Shareholders in writing describing such Loss and Expense, the amount thereof, if known, and the method of computation of such Loss and Expense, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss and Expense shall have occurred.  If any action at law or suit in equity is instituted by a third party with respect to which an Indemnified Party intends to claim any liability or expense as Loss and Expense under this Article 9, such Indemnified Party shall promptly notify Shareholders of such action or suit.  Notwithstanding the foregoing, the right to indemnification hereunder shall not be affected by any failure of an Indemnified Party to give such notice or delay by an Indemnified Party in giving such notice unless, and then only to the extent that, the rights and remedies of the Shareholders' shall have been materially prejudiced as a result of the failure to give, or delay in giving, such notice.

                           9.3.2     If such indemnity shall arise from the claim of a third party, so long as the business of Acquisition is not impaired thereby and no person suffers any liability by reason thereof, the Indemnified Party shall permit the Shareholders to assume the defense of any such claim and any litigation resulting from such claim with counsel satisfactory to the Indemnified Party but at the Shareholders' expense.  Failure by Shareholders to notify an Indemnified Party of its election to defend any such claim or action by a third party within fourteen (14) days after notice thereof shall have been given to Shareholders shall be deemed a waiver by Shareholders of their right to defend such claim or action.

                           9.3.3     If the Shareholders assume the defense of such claim or litigation resulting therefrom, then counsel selected by the Shareholders shall be subject to approval by the Indemnified Party.  Shareholders shall keep the Indemnified Party fully informed of the status of such claims and litigation.  The Shareholders shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment (other than a judgment of dismissal on the merits without costs) except with the written consent of the affected Indemnified Parties or enter into any settlement (except with the written consent of the Indemnified Party) which does not include as an unconditional term thereof the giving by the claimant or a plaintiff of a release of the affected Indemnified Parties from all liability in respect of such claim or which acts as an admission by any Indemnified Party of a violation of any law, rule, regulation, ordinance, policy or order.  Anything in this Article 9 to the contrary notwithstanding, the Indemnified Party may, with counsel of its choice and at its expense, participate in the defense of any such claim or litigation.

                           9.3.4     If the Shareholders shall not assume the defense of any such claim by a third party or litigation resulting therefrom after receipt of notice from such Indemnified Party in accordance herewith, the Indemnified Party may defend against such claim or litigation in such manner as it deems appropriate, and unless the Shareholders shall deposit with the Indemnified Party a sum in cash, letter of credit or bond equal to the total amount demanded in such claim or litigation plus the Indemnified Party's reasonable estimate of the costs of defending the same, the Indemnified Party may settle such claim or litigation on such terms as it may deem appropriate, and the Shareholders shall promptly reimburse the Indemnified Party for the amount of such settlement and for all other Losses and Expenses incurred by the Indemnified Party in connection with the defense against or settlement of such claim or litigation.

                           9.3.5     Shareholders shall promptly pay to the third party the amount of any final and unappealable judgment rendered with respect to any claim by such third party in litigation and shall reimburse the Indemnified Party and for all other Losses and Expenses incurred by the Indemnified Party in connection with the defense against such claim or litigation, whether or not resulting from, arising out of, or incurred with respect to, the act of a third party.

                           9.3.6     Any payment pursuant to this Section 9.3 shall be made not later than thirty (30) days after receipt by Shareholders of written notice from the Indemnified Party stating the amount thereof and the indemnity payment requested.  Any payment not made when due shall bear interest at a rate per annum equal to the Prime Rate plus 3% per annum for each day until paid.  "Prime Rate" means the Prime rate of interest as reported in The Wall Street Journal from time to time, changing as and when the Prime Rate changes.

ARTICLE 10.

Miscellaneous

             10.1      Material.  For purposes of this Agreement, any item shall be deemed material if it involves $2,500 or more or if such items in the aggregate equal or exceed $7,500 (exclusive of costs and expenses of investigating and defending such item, such as attorneys' fees and accountants' fees).

             10.2      Expenses.  The Shareholders and the Buyer shall bear their respective expenses incurred in connection with the transactions contemplated by this Agreement, including without limitation, accounting and legal fees incurred in connection herewith.

             10.3      Shareholders' Tax Liabilities.  All income tax liabilities (whether arising before, on or after the Closing Date) of the Shareholders shall be paid by Shareholders as they become due.

             10.4      Assignments.  This Agreement shall not be assigned by any party hereto without the prior written consent of the other party, except that Buyer may assign this Agreement to an affiliate of Buyer, whereupon, Buyer shall be released from all of its obligations, responsibilities and liabilities hereunder.

             10.5      Further Assurances.  From time to time prior to, at and after the Closing Date, each party will execute all such instruments and take all such actions as the other party shall reasonably request in connection with carrying out and effectuating the intent and purpose hereof and all transactions and things contemplated by this Agreement, including, without limitation, the execution and delivery of any and all confirmatory and other instruments in addition to those to be delivered on the Closing Date, and any and all actions which may reasonably be necessary or desirable to complete the transactions contemplated hereby.

             10.6      Notices.  All notices, demands and other communications which may or are required to be given hereunder or with respect hereto shall be in writing, shall be given either by personal delivery or by recognized overnight delivery service, and shall be deemed to have been given or made when personally delivered, addressed as follows:

If to Buyer:
Electric City Corporation
1280 Landmeier Road
Elk Grove Village, Illinois 60007
Attn: Jeffrey Mistarz

with a copy to:

Schwartz, Cooper, Greenberger & Krauss, Chtd.
180 North LaSalle, Suite 2700
Chicago, Illinois 60601
Attention: Jay S. Berlinsky

or to such other address as Buyer may from time to time designate.

If to Shareholders:

Mr. Eugene Borucki
2429 North Barbary
Northbrook, IL 60062

Mr. Denis Enberg
150 Sherwood Road
Elgin, IL 60120

with a copy to:

Jess Forrest, Esq.
4970 North Harlem Avenue
Harwood Heights, IL 60706
Facsimile: 708.867.3270

or to such other address as Shareholder may from time to time designate.

             10.7      Captions.  The captions of Articles and sections of this Agreement are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

             10.8      Law Governing.  This Agreement shall be governed by, construed, and enforced in accordance with the internal laws (as opposed to the laws of conflict) of the State of Illinois.

             10.9      Waiver of Provisions.  The terms, agreements, covenants, representations, warranties and conditions of this Agreement may be waived only by a written instrument executed by the party waiving compliance.  The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right at a later date to enforce the same.  No waiver by any party of any condition or the breach of any provision, term, agreement, covenant, representation or warranty contained in this Agreement in :any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, agreement, covenant, representation or warranty.

             10.10    Counterparts.  This Agreement may be executed in several counterparts, and all counterparts so executed shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all the parties are not signatory to the original or the same counterpart.

             10.11    Entire Agreement.  This Agreement constitutes the entire agreement among the parties and supersedes and cancels any and all prior agreements between them relating to the subject matter hereof, and may not be amended except in a writing signed by the party to be bound.

             10.12    Arbitration.  Any dispute, claim or controversy arising under or relating to this Agreement (a "Dispute") shall be resolved by final and binding arbitration administered by the American Arbitration Association ("AAA") in Chicago, Illinois under its Commercial Arbitration Rules, subject to the following:

             (a)         Any party hereto may demand that any Dispute be submitted to binding arbitration.  The demand for arbitration shall be in writing, shall be served on the other parties in the manner prescribed herein for the giving of notices, and shall set forth a statement of the factual basis for the claim, specifying the matter or matters to be arbitrated.

             (b)        The arbitration shall be conducted by one (1) independent arbitrator.  If the parties cannot mutually agree on an arbitrator then the AAA shall appoint an arbitrator.  The arbitrator shall conduct such evidentiary or other hearings as he/she deems necessary or appropriate and thereafter shall make his/her determination as soon as practicable.  The arbitration shall be conducted in accordance with the Federal Rules of Evidence, including limited discovery by the parties as determined by the arbitrator in order to assure a fair hearing for all parties pursuant to the Federal Rules of Civil Procedure.  Any arbitration pursuant hereto shall be conducted by the arbitrator under the guidance of the Federal Rules of Civil Procedure and the Federal Rules of Evidence, but the arbitrator shall not be required to comply strictly with such Rules in conducting any such arbitration.

             (c)         Except as provided herein:

              (i) each party shall bear its own "Costs and Fees", which are defined as all reasonable expenses of the arbitration, including travel expenses, out-of-pocket expenses (including, but not limited to, copying and telephone), witness fees, and reasonable attorneys' fees and expenses;

             (ii) the fees of the arbitration shall be borne equally by the adverse parties;

             (iii) notwithstanding the foregoing, the arbitrator shall be empowered to require any one or more of the parties to bear all or any portion of such Costs and Fees and/or the fee and expenses of the arbitrator in the event that the arbitrator determines such party has acted unreasonably or in bad faith

             (d)        The arbitrator shall have the authority to award any remedy or relief that a Court of the State of Illinois could grant, including without limitation, the imposition of sanctions for abuse or frustration of the arbitration process.   Such decision and award shall be in writing and counterpart copies thereof shall be delivered to each party.  The decision and award of the arbitrator shall be binding on all parties.  In rendering such decision and award, the arbitrator shall not add to, subtract from or otherwise modify the provisions of this Agreement or other transaction documents.  Any party to the arbitration may seek to have judgment upon the award rendered by the arbitrator entered into any court having competent jurisdiction thereof.

             (e)         Each party hereto agrees that it will not file any suit, motion, petition or otherwise commence any legal action or proceeding for any matter which is required to be submitted to arbitration as contemplated herein except in connection with an award rendered by the arbitrator.  Upon the entry of an order dismissing or staying any action or proceeding filed contrary to the preceding sentence, the party which filed such action or proceeding shall promptly pay the other party the reasonable attorneys' fees, costs and expenses incurred by such other party relating to the entry of such order.

             10.13    Special Representation and Warranty Indemnification Covenant. The Company and the Shareholders acknowledge that this Agreement provides for certain information to be disclosed on Schedules hereto in order to make the representations, warranties and covenants of the Company and the Shareholders herein set forth true and accurate in all material respects, as of June 7, 2001. The Company and Shareholders further acknowledge that they have not delivered such Schedules to Buyer or Acquisition. Accordingly, the Company and Shareholders hereby represent and warrant that there are no existing facts or circumstances which are materially adverse to the interests and expectations of the Buyer and Acquisition in respect of the acquisition of the Company contemplated by this Agreement or which could reasonably be expected to in the future materially and adversely affect the realization by the Buyer and Acquisition of the benefits expected by them to be derived from acquiring the Company. The Company and Shareholders further represent and warrant the information which would be set forth in such Schedules if such Schedules had been prepared and delivered would not disclose any matters inconsistent with the preceding sentence. The Shareholders hereby jointly and severally agree to indemnify, defend and hold harmless Buyer and Acquisition for Loss and Expense incurred in respect of any facts or circumstances which should have been disclosed to Buyer and Acquisition on a Schedule hereto in order to make the representation, warranty or covenant to which such Schedule relates true and correct in all material respects when made. The foregoing indemnification covenant is in addition to, and not in lieu of, the covenant contained in Section 9.2 hereof, subject to the limitation that Buyer and Acquisition shall not be entitled to indemnification more than once for any matter which may be covered by both this Section 10.13 and by Section 9.2. The indemnification claims procedure set forth in Section 9.3 of this Agreement shall apply with respect to this Section 10.13.

[The balance of this page has been left blank intentionally. Signature page follows.]

             IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their duly authorized officers, all as of the day and year first above written.

ELECTRIC CITY GREAT LAKES ACQUISITION
CORPORATION, a Delaware corporation

By: /s/ John Mitola

Its: President

ELECTRIC CITY CORP.,
a Delaware corporation

By: /s/ John Mitola

Its: CEO

GREAT LAKES CONTROLED
ENERGY CORPORATION,
an Illinois corporation

By: /s/ Denis Enberg

Its: Secretary

/s/ Eugene Borucki

EUGENE BORUCKI

/s/ Denis Enberg

DENIS ENBERG